As filed with the Securities and Exchange Commission on August             , 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ALLIANCE BANCSHARES CALIFORNIA
(Exact name of registrant as specified in its charter)

California	91-2124567
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

100 Corporate Pointe, Suite 110, Culver City, California 90230
(Address of principal executive offices, including zip code)

ALLIANCE BANCSHARES CALIFORNIA
1996 COMBINED INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN
(Full title of the plan)

CURTIS REIS, PRESIDENT AND CHIEF EXECUTIVE OFFICER
100 Corporate Pointe, Suite 110, Culver City, California 90230
(Name and address of agent for service)

(310) 410-9281
(Telephone number, including area code, of agent for service)

Copy to:
ALAN B. SPATZ, ESQ.
Troy & Gould Professional Corporation
1801 Century Park East, Suite 1600
Los Angeles, CA 90067-2367
(310) 553-4441

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock, no par value	340,000 shares	$1.44	$489,600

Common Stock, no par value	43,400 shares	$2.55	$110,670

Total	383,400 shares		$600,270	$55.22

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the Alliance Bancshares California 1996 Combined Incentive and Non-Qualified Stock Option Plan (the “Plan”) as a result of the anti-dilution adjustment provisions of the Plan.

(2)
The registration fee of $55.22 for the 383,400 shares of common stock that are being registered pursuant to this Registration Statement was calculated as follows: Under the Plan, 340,000 of the 383,400 shares that are being registered hereunder are subject to outstanding options with an average exercise price of $1.44 per share; the proposed maximum offering price per share and maximum aggregate offering price of such shares was determined in accordance with Rule 457(h) under the Securities Act of 1933. With respect to the remaining 43,400 shares of common stock being registered hereunder which are not the subject of outstanding options and for which the offering price therefore is not known, the proposed maximum offering price per share and maximum aggregate offering price were estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933 based upon a price of $2.55, which is the average of the high and low sales prices of the common stock on the OTC Bulletin Board on August 1, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 of the General Rules and Regulations under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents have been filed by Alliance Bancshares California (“Bancshares”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated in this Registration Statement by reference:

1.    Bancshares’ Annual Report on Form 10-KSB for the year ended December 31, 2001;

2.    Bancshares’ Quarterly Report on Form 10-QSB, as amended, for the quarter ended March 31, 2002; and

3.    The description of Bancshares’ common stock that is contained in Bancshares’ Registration Statement on Form 8-A dated December 28, 2001 (Registration No. 000-33455), including any amendment or report subsequently filed by Bancshares for the purpose of updating such description.

In addition, all documents filed by Bancshares pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interest of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Articles of Incorporation and Bylaws of Bancshares provide for indemnification of agents, including directors, officers and employees to the maximum extent allowed by California law, including the use of an indemnity agreement. Bancshares’ Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the State of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: (i) amounts paid in settling or otherwise disposing of a pending action without court approval; (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; (iii) matters in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified; or (iv) other matters specified in the California General Corporation Law.

Bancshares’ Bylaws provide that it shall to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. Bancshares’ Bylaws also provide that it shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Bancshares would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of its Bylaws. Each of the directors and executive officers of Bancshares has an indemnification agreement with Bancshares that provides that Bancshares shall indemnify such person to the full extent authorized by the applicable provisions of California law and further provide advances to pay for any expenses which would be subject to reimbursement.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Exhibit Description

4.1	Alliance Bancshares California 1996 Combined Incentive and Non-Qualified Stock Option Plan.

5.1	Opinion of Troy & Gould Professional Corporation with respect to the securities being registered.

23.1	Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

24.1	Power of attorney (contained on the signature page hereto).

Item 9.    Undertakings.

1.    Bancshares hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Bancshares pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered hereunder which remain unsold at the termination of the offering.

2.  Bancshares hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Bancshares’ annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Bancshares pursuant to the foregoing provisions, or otherwise, Bancshares has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Bancshares of expenses incurred or paid by a director, officer or controlling person of Bancshares in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Bancshares will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Bancshares certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Culver City, State of California, on this 5th day of August, 2002.

ALLIANCE BANCSHARES CALIFORNIA

By:	/s/ CURTIS S. REIS
Curtis S. Reis President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Curtis S. Reis, his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission under the Securities Act, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CURTIS S. REIS Curtis S. Reis	Chairman and Chief Executive Officer	August 5, 2002

/S/ MICHAEL L. ABRAMS Michael L. Abrams	Director	August 5, 2002

/S/ DAVID B. BLENKO David B. Blenko	Director	August 5, 2002

/S/ ROBERT H. BOTHNER Robert H. Bothner	Vice Chairman	August 5, 2002

/S/ LYN S. CARON Lyn S. Caron	Director	August 5, 2002

/S/ WILLIE D. DAVIS Willie D. Davis	Director	August 5, 2002

/s/ D. GREGORY SCOTT D. Gregory Scott	Director	August 5, 2002

/s/ ROBERT H. THOMPSON Robert H. Thompson	Director	August 5, 2002

/S/ DANIEL L. ERICKSON Daniel L. Erickson	Chief Financial Officer and Principal Accounting and Financial Officer	August 5, 2002

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Alliance Bancshares California 1996 Combined Incentive and Non-Qualified Stock Option Plan.

5.1	Opinion of Troy & Gould Professional Corporation with respect to the securities being registered.

23.1	Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

24.1	Power of attorney (contained on the signature page hereto).